Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

I.

The name of this corporation is HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED.

II.

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the registered agent of this corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

This corporation is authorized to issue only one class of stock, which shall be designated “Common Stock”. The total number of shares of Common Stock presently authorized is Ten Thousand (10,000), each having a par value of one cent ($0.01).

V.

The management of the business and the conduct of the affairs of this corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

VI.

A.    To the full extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect, no director of this Corporation shall be personally liable to this corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of this corporation.

B.    Each person who is or was or had agreed to become a director or officer of this corporation, or each such person who is or was serving or had agreed to serve at the request of the Board of Directors or an officer of this corporation as an employee or agent of this corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified (including provision for advancement of expenses) by this corporation to the full extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect.

C.    No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability, or right to indemnification, of any of the persons referred to in Article VI(B) for or with respect to any acts or omissions of such person occurring prior to such amendment.

VII.

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of this corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of this corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of this corporation.

* * *

[Remainder of page intentionally left blank]